Exhibit 99.1

[AVANIR LOGO]

NEWS RELEASE

FOR IMMEDIATE RELEASE
Contact:	At Avanir Pharmaceuticals:
Patrice Saxon, Investor Relations 858-622-5202 psaxon@avanir.com

AVANIR PHARMACEUTICALS HOLDS ANNUAL MEETING OF SHAREHOLDERS AT COMPANY HEADQUARTERS

All Management Proposals Approved

San Diego, March 17, 2005 – Avanir Pharmaceuticals (AMEX:AVN) announced today that it received shareholder approval for all four proposals submitted to shareholders at its 2005 annual meeting held at the Company’s conference center in San Diego.

Dennis Podlesak, President and Chief Executive Officer of Peninsula Pharmaceuticals, and Paul G. Thomas, Director, President and Chief Executive Officer of LifeCell Corporation, were elected as new members of Avanir’s Board of Directors. They will join the Board as Class I Directors to serve a three-year term along with Stephen G. Austin, CPA, who was re-elected and who serves as the Company’s “audit committee financial expert”. In addition to the three Directors elected at this meeting, the Directors continuing in office are Dennis J. Carlo, Ph.D., Charles A. Mathews, Harold F. Oberkfell, Kenneth E. Olson, Jonathan Silverstein and Gerald J. Yakatan, Ph.D. All of the directors, with the exception of Gerald Yakatan, are independent outside directors.

In addition to electing the Directors at the Company’s 15th annual meeting, the shareholders also approved the 2005 Equity Incentive Plan and renewed the authority of the Board of Directors to implement a reverse stock split within a prescribed range over the next twelve months. The shareholders also ratified the selection of Deloitte & Touche, LLP as the company’s independent accounting firm for the fiscal year ending September 30, 2005.

Gerald Yakatan the Company’s President and Chief Executive Officer, updated shareholders on the Company’s progress towards goals and provided information on pre-launch activities for Neurodex™, Avanir‘s late-stage product candidate for the treatment of pseudobulbar affect (PBA). Dr. Yakatan also recognized the contributions of James B. Glavin and Susan Golding for their years of service on the occasion of their retirement from Avanir’s Board of Directors.

Avanir Pharmaceuticals is a drug discovery and development company focused on the development of treatments for chronic diseases. The Company’s lead product candidate, Neurodex, successfully completed its second Phase III clinical trial for PBA in 2004 and Avanir began submission of a rolling new drug application to the U.S. Food and Drug Administration (FDA) in December 2004 for that indication. PBA, also known as emotional lability, is a condition that affects approximately 1 million patients with neurodegenerative diseases such as ALS or Lou Gehrig’s disease, multiple sclerosis (MS), Alzheimers, stroke, etc. Neurodex has also shown promise in treating neuropathic pain. A Special Protocol Assessment from the FDA was obtained for an upcoming Phase III clinical trial for this indication. An internally developed small molecule, AVP-13358, is in a Phase I clinical development for the treatment of allergy and asthma. The Company’s pre-clinical research is focused on small molecule drug candidates for the treatment of atherosclerosis and inflammation. Using its proprietary Xenerex™ technology, Avanir also develops human monoclonal antibodies for infectious diseases and other therapeutic applications. The Company’s first commercialized product, Abreva®, is marketed in North America by GlaxoSmithKline and is the leading over-the-counter product for the treatment of cold sores. Further information about Avanir can be found at www.avanir.com.

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The information contained in this press release, including any forward-looking statements contained herein, should be reviewed in conjunction with the Company’s most recent Annual Report on Form 10-K and quarterly report on Form 10-Q and other publicly available information regarding the Company. Copies of such information are available from the Company upon request. Such publicly available information sets forth many risks and uncertainties related to the Company’s business and technology. Forward-looking statements often contain such words like “estimate,” “anticipate,” “believe,” “plan” or “expect”. Avanir disclaims any intent or obligation to update these forward-looking statements.